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BANC ONE CORPORATION and Subsidiaries                                 EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
$(thousands, except per share amounts)


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
                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,
                                                           ----------------------------------
                                                                   1996            1995
                                                           ----------------------------------
PRIMARY:
      Earnings:
           Net income                                              $345,881        $302,518
           Deduct:  Dividends on preferred shares                     4,295           4,373
                                                                      -----           -----
           Net income available to common shareholders             $341,586        $298,145
                                                                   ========        ========
      Shares:
           Weighted average common shares outstanding               441,994         434,632
           Add:  Dilutive effect of outstanding options, as
                determined by the application of the
                treasury stock method                                 2,033           1,261
                                                                      -----           -----
           Weighted average common shares outstanding,
                as adjusted                                         444,027         435,893
                                                                    =======         =======
PRIMARY EARNINGS PER COMMON SHARE                                      $.77            $.68
                                                                       ====            ====
FULLY DILUTED:
      Earnings:
           Net income                                              $345,881        $302,518
                                                                   ========        ========
      Shares:
           Weighted average common shares outstanding               441,994         434,632
           Add:  Dilutive effect of outstanding options, as
                determined by the application of the
                treasury stock method                                 2,165           1,288
           Add: Conversion of preferred stock                         9,546           9,642
                                                                      -----           -----
      Weighted average common shares outstanding, as
           adjusted                                                 453,705         445,562
                                                                    =======         =======
FULLY DILUTED EARNINGS PER COMMON SHARE                                $.76            $.68
                                                                       ====            ====
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